Exhibit 99.1

LCA-Vision Fourth Quarter Results Feature 27% Revenue Growth and Reduced Operating Loss

Same-Store Procedure Volume up 33%, Fifth Consecutive Quarter of Gains

First Full-Year Increase in Revenues and Total Procedure Volume Since 2007

CINCINNATI (February 14, 2012) – LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, today announced financial and operating results for the three and 12 months ended December 31, 2011.

Fourth Quarter 2011 Financial and Operating Highlights (all comparisons are with the fourth quarter of 2010)

•	Revenues increased 27.2% to $24.5 million from $19.3 million; adjusted revenues increased 31.8% to $23.6 million from $17.9 million.

•

Total procedure volume increased 30% to 14,205 procedures from 10,891 procedures, and increased 33% from 10,671 same-store procedures; this marks the second consecutive quarter of growth in total procedures and the fifth consecutive quarter of growth in same-store procedures.

•	Same-store revenues increased 29.5%; adjusted same-store revenues increased 34.3%.

•

Operating loss decreased to $1.6 million from $7.4 million; adjusted operating loss decreased to $2.5 million from $8.6 million. The improvement in operating loss and adjusted operating loss reflects higher procedure volume and revenue, the closing of under-performing vision centers and lower depreciation expense from assets that are now fully depreciated. The 2010 quarter included $3.0 million in impairment and restructuring charges.

•	Marketing cost per eye decreased to $348 from $442.

•	Net loss was $1.7 million, or $0.09 per share, compared with net loss of $7.3 million, or $0.39 per share.

Full Year 2011 Financial and Operating Highlights (all comparisons are with full year 2010)

•	Revenues increased 3.2% to $103.0 million from $99.8 million; adjusted revenues increased 5.3% to $98.6 million from $93.7 million, marking the first increase in full-year revenues since 2007.

•	Procedure volume was 59,587 procedures, compared with 56,720 procedures and 52,591 same-store procedures.

•	Same-store revenues increased 10.3%; adjusted same-store revenues increased 13.1%.

•

Operating loss decreased to $6.5 million from $22.0 million; adjusted operating loss decreased to $10.5 million from $27.5 million. The improvement in operating loss and adjusted operating loss reflects higher same-store procedure volume and revenue, the closing of under-performing vision centers, lower and more efficient marketing and advertising expense and lower depreciation expense. Results for 2011 included $0.6 million of gain on sales of assets from closed vision centers and $0.1 million in impairment and restructuring charges. Results for 2010 included $2.0 million of gain on sale of assets and $5.5 million in impairment and restructuring charges.

•	Marketing cost per eye decreased to $381 from $425.

•	Net loss was $6.2 million, or $0.33 per share, compared with net loss of $20.6 million, or $1.10 per share.

•

Net cash used in operations was $3.5 million compared with net cash provided by operations of $1.4 million. In 2010, the company received an $11.8 million tax refund. The company did not receive a tax refund in 2011. As of December 31, 2011, the company had federal net operating loss carryforwards of $29.6 million.

•	Cash and investments totaled $44.8 million as of December 31, 2011, compared with $52.2 million as of December 31, 2010. In 2011 the company used $3.3 million to repay debt.

The company provides adjusted revenues and operating losses as a means of measuring performance that adjusts for the non-cash impact of accounting for separately priced extended warranties. A reconciliation of revenues and operating losses as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) is provided at the end of this news release. Management believes that the adjusted information better reflects operating performance and, therefore, is more meaningful to investors.

“We are proud of our improved financial and operational performance, with gains in procedure volume that far out-paced market growth,” said LCA-Vision Chief Financial Officer Michael J. Celebrezze. “Fourth quarter procedures and revenues were second only to our seasonably strong first quarter. This contrasts sharply with the 2010 fourth quarter, which was our weakest in both categories for that year. Importantly, we accomplished this growth while controlling expenses, resulting in a substantial reduction in our operating loss.

“We are reporting our first increase in full-year revenues and procedure volume since 2007, which we achieved despite continued low consumer confidence levels. We also narrowed our 2011 operating loss by 70%, or an improvement of $15.4 million, compared with 2010. We attribute this progress to the collaborative implementation throughout our LCA-Vision/LasikPlus® organization of various initiatives designed to improve our core business while conserving cash. Although we have more to accomplish, we have moved considerably closer to our goal of returning to profitability.”

LCA-Vision Chief Operating Officer David L. Thomas said, “We are delighted with our fifth consecutive quarter of growth in same-store procedure volume. Our 33% increase was significantly higher than the 18% we reported for the third quarter and the single-digit increases for the prior three quarters. Although we are optimistic with the direction in which our business is moving, we caution that we will not sustain this rate of growth in procedure volume in the near term. Our strong year-over-year gain in fourth quarter procedure volume was driven by a $500 discount promotion – the only discount promotion we offered during 2011 – which we instituted to maximize procedure volume before entering the seasonally strong first quarter. Even with the price discount, our price per procedure was $1,658, up $16 from the 2010 fourth quarter and down only $10 from the 2011 third quarter. We benefited from our marketing programs that drove patient acquisition, as well as strong showings among key operating metrics.”

Thomas added, “We are making progress with our business diversification program to support future growth and profitability while lessening our exposure to economic downturns. Cataract patients are now being treated in two markets under our new Visium Eye Institute™ brand, and we plan to rollout this service offering in an additional eight to 12 markets in 2012. We view cataract surgery as a highly promising opportunity that will allow us to capitalize on current clinical skills within our organization and our multi-site operations, and to participate in a market that is four times as large as the current laser vision correction market. We expect to incur start-up losses as we expand into this business in 2012. Our plan is to establish a presence in this market in advance of the anticipated influx of cataract patients in five years as baby boomers begin reaching age 70.

Near-term Financial Outlook

LCA-Vision intends to continue to manage expenses conservatively in 2012; its plans and outlook for the year include:

•

The company does not plan to open any new vision centers in the near term. LCA-Vision will consider restarting its de novo vision center opening program when market conditions improve and the company moves closer to profitability in its core laser vision correction services business.

•	The company anticipates a modest improvement in price per procedure from the 2011 average of $1,655.

•	The company expects marketing and advertising expenses for the 2012 first quarter to be between $6.5 million and $7.0 million.

•	The company expects capital expenditures in 2012 to be between $2.0 million and $2.5 million for cataract-related equipment and other capital needs.

The company affirms that the number of procedures companywide required for breakeven cash flow, after capital expenditures and debt service, remains approximately 70,000 per year. The average number of procedures required for each vision center to reach breakeven remains 95 per month.

Conference Call and Webcast

As previously announced, a conference call and webcast will be held today beginning at 10:00 a.m. Eastern time. To access the conference call, dial 866-322-1352 (U.S. and Canada) or 706-643-6246 (international callers). The webcast will also be available in the investor relations section of LCA-Vision’s website. A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial 855-859-2056 (U.S. and Canada) or 404-537-3406 (international callers) and enter the conference ID number: 36819341.

Forward-Looking Statements

This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. The forward-looking statements in this release are based on information available to the company as of the date hereof. Actual results could differ materially from those stated or implied in the forward-looking statements due to risks and uncertainties associated with its business. In addition to the risk factors discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, there are a number of other risks and uncertainties associated with its business including, without limitation, the successful execution of cost effective marketing strategies to drive patients to its vision centers; the impact of low consumer confidence and discretionary spending; competition in the laser vision correction industry; the company’s ability to attract patients; the possibility of adverse outcomes or long-term side effects of laser vision correction and negative publicity regarding laser vision correction; the company’s ability to operate profitable vision centers and retain qualified personnel during periods of lower procedure volumes; the continued availability of non-recourse third-party financing for its patients on terms similar to what it has paid historically; and the future value of revenues financed by the company and its ability to collect on such financings, which will in turn depend on a number of factors, including the consumer credit environment and the company’s ability to manage credit risk related to consumer debt, bankruptcies and other credit trends.

Further, the Food and Drug Administration’s (FDA) advisory board on ophthalmic devices currently is reviewing concerns about post-LASIK quality of life matters, and the FDA has undertaken a study on LASIK outcomes and quality of life that is expected to end in 2012. The FDA or another regulatory body could take legal or regulatory action against the company or others in the laser vision correction industry. The outcome of this review or legal or regulatory action could potentially impact negatively the acceptance of LASIK. In addition, the acceptance rate of new technologies and our ability to implement successfully new technologies on a national basis create additional risk.

Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, the company assumes no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus®

LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 53 LasikPlus® fixed-site laser vision centers in 26 states and 41 markets in the United States. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

Earning Trust Every Moment; Transforming Lives Every Day.

For Additional Information

Company Contact:	Investor Relations Contact:
Barb Kise LCA-Vision Inc. 513-792-9292	Jody Cain LHA 310-691-7100 – jcain@lhai.com @LHA_IR_PR

LCA-Vision Inc.

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	At December 31,
	2011	2010
Assets
Current assets
Cash and cash equivalents	$18,568	$19,350
Short-term investments	25,311	31,947
Patient receivables, net of allowances of $1,035 and $1,392	2,366	2,256
Other accounts receivable, net	1,974	1,867
Prepaid expenses and other	4,254	5,641

Total current assets	52,473	61,061
Property and equipment	70,760	72,286
Accumulated depreciation and amortization	(60,123)	(57,322)

Property and equipment, net	10,637	14,964
Long-term investments	902	951
Patient receivables, net of allowances of $634 and $330	769	413
Other assets	1,652	3,092

Total assets	$66,433	$80,481

Liabilities and Stockholders’ Investment
Current liabilities
Accounts payable	$8,103	$8,110
Accrued liabilities and other	12,175	11,615
Deferred revenue	2,516	4,376
Debt obligations maturing within one year	2,978	3,039

Total current liabilities	25,772	27,140
Other long-term liabilities	4,443	4,995
Long-term debt obligations, less current portion	1,026	4,245
Long-term insurance reserves, less current portion	6,264	6,430
Deferred license fee	1,703	3,065
Deferred revenue	960	3,476
Stockholders’ Investment
Common stock ($.001 par value; 25,291,637 shares issued and 18,858,147 and 18,711,365 shares outstanding, respectively)	25	25
Contributed capital	177,287	175,610
Common stock in treasury, at cost (6,433,490 shares and 6,580,272 shares, respectively)	(112,910)	(114,033)
Retained deficit	(38,720)	(31,134)
Accumulated other comprehensive income	583	662

Total stockholders’ investment	26,265	31,130

Total liabilities and stockholders’ investment	$66,433	$80,481

LCA-Vision Inc.

Consolidated Statement of Operations

(Dollars in thousands except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues	$24,494	$19,259	$102,983	$99,825
Operating costs and expenses
Medical professional and license fees	5,392	4,755	24,628	24,161
Direct costs of services	11,117	9,241	43,048	46,631
General and administrative	3,365	3,188	13,942	13,956
Marketing and advertising	4,948	4,816	22,678	24,114
Depreciation	1,357	2,033	5,703	9,408
Impairment and restructuring charges	84	2,995	140	5,484

	26,263	27,028	110,139	123,754
Gain on sale of assets	120	385	618	1,962

Operating loss	(1,649)	(7,384)	(6,538)	(21,967)
Net investment (loss) income and other	(22)	7	470	1,433

Loss before income taxes	(1,671)	(7,377)	(6,068)	(20,534)
Income tax (benefit) expense	(18)	(91)	130	43

Net loss	$(1,653)	$(7,286)	$(6,198)	$(20,577)

Loss per common share
Basic	$(0.09)	$(0.39)	$(0.33)	$(1.10)
Diluted	$(0.09)	$(0.39)	$(0.33)	$(1.10)
Weighted average shares outstanding
Basic	18,850	18,707	18,811	18,680
Diluted	18,850	18,707	18,811	18,680

LCA-Vision Inc.

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Year Ended December 31,
	2011	2010
Cash flow from operating activities:
Net loss	$(6,198)	$(20,577)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	5,703	9,408
Provision for loss on doubtful accounts	746	1,061
Gain on investments	(42)	(943)
Impairment charges	104	1,694
Gain on sale of property and equipment	(618)	(1,962)
Deferred income taxes	—	393
Stock-based compensation	1,676	1,272
Insurance reserves	(191)	(1,748)
Changes in operating assets and liabilities:
Patient accounts receivable	(1,128)	1,975
Other accounts receivable	(397)	(106)
Prepaid income taxes	432	11,563
Prepaid expenses and other	352	1,548
Accounts payable	(7)	1,643
Deferred revenue, net of professional fees	(3,938)	(5,536)
Accrued liabilities and other	5	1,673

Net cash (used in) provided by operations	(3,501)	1,358

Cash flows from investing activities:
Purchases of property and equipment	(1,509)	(878)
Proceeds from sale of assets	1,400	2,829
Purchases of investment securities	(166,968)	(404,339)
Proceeds from sale of investment securities	173,430	401,714
Other, net	(180)	(35)

Net cash provided by (used in) investing activities	6,173	(709)

Cash flows from financing activities:
Principal payments of capital lease obligations and loan	(3,280)	(5,859)
Shares repurchased for treasury stock	(288)	(193)
Proceeds from exercise of stock options	24	13
Net cash used in financing activities	(3,544)	(6,039)

Net effect of exchange rate changes on cash and cash equivalents	90	211

Decrease in cash and cash equivalents	(782)	(5,179)

Cash and cash equivalents at beginning of year	19,350	24,529

Cash and cash equivalents at end of year	$18,568	$19,350

LCA-Vision Inc.

Effect of the Change in Accounting for Deferred Revenues on Financial Results

(Dollars in thousands)

(Unaudited)

To supplement its Consolidated Financial Statements presented in accordance with accounting principles generally accepted in the United States, LCA-Vision discusses adjusted revenues and operating loss. Management utilizes this information as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties and believes that including this additional disclosure is meaningful to investors for the same reason.

Accordingly, this news release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of the difference between the non-GAAP measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues

Reported U.S. GAAP	$24,494	$19,259	$102,983	$99,825
Adjustments:
Amortization of prior deferred revenue	(939)	(1,381)	(4,376)	(6,151)

Adjusted revenues	$23,555	$17,878	$98,607	$93,674

Operating Loss

Reported U.S. GAAP	$(1,649)	$(7,384)	$(6,538)	$(21,967)
Adjustments:
Amortization of prior deferred revenue	(939)	(1,381)	(4,376)	(6,151)
Amortization of prior professional fees	94	138	438	615

Adjusted operating loss	$(2,494)	$(8,627)	$(10,476)	$(27,503)